LICENSE AND INSTALLATION AGREEMENT

THIS LICENSE AND INSTALLATION AGREEMENT (Agreement) is effective January 6, 2000 (Effective Date) by and between Commercial Concepts, Inc., (CCI), a Utah corporation, with its principal place of business at 324 South 400 West, Salt Lake City, Utah 84101 and Intermountain Health Care (IHC), a Utah not for profit organization with its principal place of business at 5770 S. 3rd E. Murray, Utah.

PREAMBLE

         WHEREAS, CCI is engaged in the development, manufacturing and/or distribution of certain medical imaging software (CCI Picture Base(C) ) and the related hardware which has a list price of $10,000 per installed unit;

         WHEREAS, IHC is engaged in the operation of medical facilities and desires to use CCI Picture Base(C) where appropriate in some or all of their facilities;

         WHEREAS, CCI is willing to sell up to 300 CCI Picture Base installed units to IHC, at a substantially discounted price per installed unit, in exchange for IHC's cooperation and assistance in the ongoing research and development of future CCI Picture Base versions;

         NOW THEREFORE, the parties agree as follows:

         1. DEFINITIONS.

         A. Installed Unit - One copy of CCI Picture Base software combined with personal computer hardware to permit software utilization.

         B. Single Unit License - One copy of CCI Picture Base software.

         C. Direct Cost - Out of pocket costs that may be incurred by CCI during installation of CCI Picture Base upgrades.

         D. Upgrades - Improved future versions of CCI Picture Base software.


2.       LICENSE GRANT.

         2.1 CCI hereby grants the following licenses and rights to IHC:

         (a) Internal Use: up to 300 single unit licenses for CCI Picture Base(C)to be used in IHC owned and operated facilities.

         (b) Upgrades: all upgrades to the specific software are included at no additional cost, for the life of this Agreement. Only installation direct costs and hardware costs, if applicable, will be charged on upgrades.

         (c) Training: a limited amount of on-site training to insure that each location has at least one adequately trained staff member plus on-line and telephone support during CCI's normal business hours.

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         2.2 Compensation:

         (a) IHC will pay CCI a per unit fee for each installed unit of US$4,800. IHC will issue a purchase order to CCI for each unit they wish to install.

         (b) IHC also agrees to pay any direct costs incurred by CCI during installation of upgrades.

         2.3 Research and Development:

         IHC agrees to allow CCI reasonable access to IHC facilities and personnel as may be necessary to facilitate the development and testing of improved versions of CCI Picture Base.

         Upon completion of development and testing of each CCI Picture Base improvement, CCI agrees to upgrade installed units of CCI Picture Base installed at IHC facilities as a result of this license, at no charge to IHC (except for direct costs that may be incurred).

         3. WARRANTIES.

         3.1 Title and Rights. CCI warrants and represents that it has title and rights to grant the licenses in this Agreement. Both parties warrant that they have the authority to enter into this Agreement and that this Agreement does not violate any agreement with third parties.

         3.2 Conformance with Specifications. CCI warrants to IHC that CCI Picture Base(C) substantially conforms with all the material features, functions and specifications stated in CCI's current published product information and CCI will use commercially reasonable efforts to promptly correct or replace any CCI product which does not substantially conform with its specifications and documentation. This warranty does not cover any copy of CCI Product or update or documentation specifications that have been altered or changed in any way by any third party.

         4. PROPRIETARY RIGHTS.

         4.1 Ownership of Licensed Units. Once payment in full has been received by CCI from IHC, the corresponding unit shall become the sole and exclusive property of IHC. Nevertheless IHC agrees not to disassemble, reverse-compile or otherwise reverse-engineer the CCI Products without express written consent of CCI.

         4.2 Ownership of Integrated Products. Integrated Products shall at all times remain the sole property of IHC. Any software created by IHC required for the CCI Products to operate with the IHC Products shall at all times remain the sole Property of IHC and CCI shall have no right, title, or interest therein, and shall not disassemble, reverse-compile or otherwise reverse-engineer the IHC Products without express written consent of IHC.

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         5. TERM AND TERMINATION.

         5.1 Term. Provided both parties meet the obligations herein stated, this Licensing agreement is valid for five (5) years, and may be renewed for an additional five (5) year term at the option of IHC.

         5.2 Termination for Convenience. This Agreement may be terminated if both parties agree in writing.

         5.3 Termination for Cause. This Agreement may be terminated by either party for cause at any time upon thirty (30) days written notice to the other party. For the purpose of this paragraph, the term "cause" shall include the following events: (a) a material breach by either party of any term of this Agreement; (b) the institution by either party of any proceeding under any bankruptcy, reorganization, insolvency, receivership or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors:
(c) if a receiver or other custodian is appointed to care for the assets of a party. If a material obligation is breached, the breaching party shall have thirty (30) days after receipt of notice of such breach from the non-breaching party to cure the default.

         6. CONFIDENTIAL INFORMATION.

         Each party acknowledges that during the term of this Agreement it may be provided with certain confidential information belonging to the other party. The parties hereby agree to maintain this information as confidential unless specifically authorized in writing by the other party.

         7. LIMITATION OF REMEDIES/WARRANTIES.

         EXCEPT AS EXPRESSLY STATED IN SECTION 3, THERE ARE NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE. UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF ADVISED ABOUT THE POSSIBILITY OF SUCH DAMAGE.

         8. RELATIONSHIP OF THE PARTIES.

         The parties are independent contractors with respect to one another. Nothing contained in this Agreement shall be construed to constitute either party as a partner, employee or agent of the other, nor shall either party have any authority to bind the other in any aspect, it being intended that each shall remain responsible only for its own actions.

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         9. TRADEMARKS.

         Neither party shall use any of the other party's trademarks, service marks, or trade names without prior written consent of the other party.

         10. GENERAL PROVISIONS.

         10.1 Notices: All notices under the terms of this Agreement shall be in writing and shall be sent via certified mail (return receipt requested), facsimile or hand-delivered by courier to the receiving party at the address of the receiving party set forth above. Each party may change such address upon written notice to the other.

         10.2 Excusable Delays and Failures: Each party shall be excused for failure or delay in performing its obligations under this Agreement to the extent that such delay or failure results from any cause beyond the control of such party.

         10.3 Assignment and Delegation: This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. However, neither party shall assign this Agreement or any rights or obligations hereunder without the other party's prior written consent, which consent shall not be unreasonably withheld; except no consent shall be required for assignment to: (a) a parent company of the party; (b) a company, partnership, or other business entity wholly controlled or owned by such party; or (c) a purchasing entity of substantially all the assets of the party or the business or technology to which this Agreement relates or any person or entity into which such party is merged or consolidated.

         10.4 Governing Law: This Agreement shall be governed by the laws of the State of Utah, excluding choice of law provisions.

         10.5 Entire Agreement/Amendment: This Agreement, together with the exhibits, constitute the parties' entire agreement and understanding as to the subject matter of this Agreement, and it supersedes all prior discussions, agreements and/or understandings (written and/or oral) between them relating to the subject matter, excepting that CCI recognizes and accepts that IHC is entitled to thirty (30) free Single Unit Licenses in addition to the three hundred (300) Installed Units that are the subject of this Agreement. This Agreement may be amended only in writing signed by authorized representatives of both parties.

         10.6 Waiver: A party's failure to enforce at any time any provision of this Agreement shall not be considered to be a waiver of such provision or right. A waiver at one time shall not constitute a subsequent waiver of the same condition, breach, default or occurrence at any other time unless such waiver so explicitly provides.

         10.7 Severability and Entire Agreement: If any provision, term, or condition of this Agreement is in conflict with any applicable law or court judgment, and a court of law shall declare that part of this Agreement is unenforceable or invalid, then the remainder of this Agreement shall remain in full force and effect and the parties shall negotiate a modification which most nearly reflects the original intent.

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         The undersigned  authorized  representatives of the parties have hereby executed this Agreement:

COMMERCIAL CONCEPTS, INC.                    INTERMOUNTAIN HEALTHCARE

By: /s/ George Richards                      By: /s/ Douglas Fonnsbeck
    -----------------------------------         -------------------------------
      (Authorized Representative)                 (Authorized Representative)
Name:  George Richards                       Name:  Douglas Fonnsbeck
Title: President and Chief Executive         Title: Chief Executive Officer
       Officer
Date:  January 8, 2000                       Date: January 6, 2000



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